Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615, 333-148011) and Form S-3 (Nos. 333-18385, 33-60071, 333-71797, 333-96173, 333-158504, 333-155771) of Sara Lee Corporation of our report dated March 1, 2012 relating to the combined financial statements of the International Coffee and Tea Operations of Sara Lee Corporation which was included in the Form F-1 of DE International Holdings B.V. , which is incorporated by reference in this Current Report on Form 8-K of Sara Lee Corporation.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

6 March 2012

/s/ Huub C. Wüst RA

Huub C. Wüst RA